#WILDTHING

WHERE THE WILD THINGS ARE (INSCRIBED, 1ST ED.)

THIS INITIAL OFFERING IS COMING SOON!



WHERE THE WILD THINGS ARE
STORY AND PICTURES BY MAURICE SENDAK

CURRENT VALUE: $18,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#WILDTHING

WHERE THE WILD THINGS ARE (INSCRIBED, 1ST ED.)

SPECS

FINANCIALS

Initial Offering Price Per Share	$9.00
Number of Shares	2,000
Initial Offering Market Cap.	$18,000
Storage Location	Rally

ASSET SPECIFICATIONS

Title	Where the Wild Things Are
Author	Maurice Sendak
Publisher	Harper & Row
Publication Date	1963
Book Condition	Very Good
Edition	First Edition
Inscription	Maurice Sendak
Illustration	Maurice Sendak

DESCRIPTION OF SERIES 1963 WHERE THE WILD THINGS ARE

Investment Overview

- Upon completion of the Series #WILDTHING Offering, Series #WILDTHING will purchase a 1963, First Edition Inscribed copy of Where The Wild Things Are by Maurice Sendak with an original illustration of "Wild Thing" for Series #WILDTHING (The "Series 1963 Where the Wild Things Are" or the "Underlying Asset" with respect to Series #WILDTHING, as applicable), the specifications of which are set forth below.
- Maurice Sendak was an author and artist known for creating more than a dozen children's picture books written and illustrated by himself. One of his most well-known was "Where the Wild Things Are."
- "Where the Wild Things Are" is a children's picture book written by Maurice Sendak and published in 1963. The book tells the story of a young boy who finds himself in another world populated by large, clawed monsters called "Wild Things." The boy "tames" the monsters and becomes their king before realizing he misses his mother and decides to return to his old life.
- The Underlying Asset is a 1963, First Edition Inscribed copy of Where The Wild Things Are by Maurice Sendak with an original illustration of "Wild Thing."

Asset Description

Overview & Authentication

- Maurice Sendak was born in Brooklyn on June 10, 1928.
- Sendak's childhood remained a prevalent on his work throughout his life. Growing up "in a world of looming terrors: the Depression; World War II; the Holocaust, in which many of his European relatives perished," he was acutely aware of "the seemingly infinite vulnerability of children to danger."
- "As Mr. Sendak grew up — lower class, Jewish, gay — he felt permanently shunted to the margins of things. 'All I wanted was to be straight so my parents could be happy,' he told The New York Times in a 2008 interview. 'They never, never, never knew.'"
- Sendak's first work as a professional illustrator came in the form of a physics textbook called "Atomics for the Millions," published in 1947.
- In 1948, at age 20, Sendak began working for F.A.O. Schwartz building window displays. Through a connection at this job, Sendak would be introduced to the editor of children's books at Harper & Row.
- Sendak illustrated his first children's book, "The Wonderful Farm" by Marcel Aymé, published in 1951.
- "Where the Wild Things Are" is a picture book written and illustrated by Sendak and published in 1963. The book "was simultaneously genre-breaking and career-making." The book's depiction of the "Wild Things" were based off of his relatives, whom he felt "had hovered like a pack of middle-aged gargoyles above the childhood sickbed to which he was often confined."
- Sendak was awarded the Randolph Caldecott Medal (given to "the artist of the most distinguished American picture book for children") for his work "Where the Wild Things Are."
- "Where the Wild Things Are" was critiqued by psychologists for being potentially traumatizing to young children. "A prominent psychiatrist said the book would cause fear of desertion, and that Max throwing a tantrum is unacceptable behaviour which appeared to be glorified in the story. Since then, the psychiatrist revealed they had never even read the book..."
- As of 2008, "Where the Wild Things Are" had sold over 19 million copies.
- In August 2020, NPR named "Where the Wild Things Are" on of its "100 Favorite Books For Young Readers"
- In November 2019, Time Magazine named "Where the Wild Things Are" one of the "100 Best Children's Books of All Time," writing that "The adventure that has inspired generations of children to let out their inner monsters, showing how imagination allows for an escape from life's doldrums."
- Sendak died in May 2012.
- In their Sendak obituary, the New York Times wrote "Maurice Sendak, widely considered the most important children's book artist of the 20th century, who wrenched the picture book out of the safe, sanitized world of the nursery and plunged it into the dark, terrifying and hauntingly beautiful recesses of the human psyche, died on Tuesday in Danbury, Conn. He was 83."

- "Where the Wild Things Are" was made into a feature film directed by Spike Jonze and starring Max Records, Catherine O'Hara, and Forest Whitaker. The film was release in October 2009 and grossed more than $100 million worldwide.
- Other adaptations of "Where the Wild Things Are" include a children's opera, a fill-length play, and an animated short film.
- The Underlying Asset is accompanied by a signed letter of authenticity from Darren Sutherland, a New York-based rare book specialist.

Notable Features

- The Underlying Asset is a 1963 First Edition Inscribed copy of Where The Wild Things Are by Maurice Sendak with an original illustration of "Wild Thing."
- The Underlying Asset comes in its original First Issue dust jacket.
- The Underlying Asset has been assessed as "Very Good."

Notable Defects

- The Underlying Asset exhibits a minor tear to its dust jacket, minor toning to its spine, wear on its spine ends, and a clipped lower corner of the front inner flap.

Details

Series 1963 Where the Wild Things Are	
Title	Where the Wild Things Are
Author	Maurice Sendak
Publisher	Harper & Row
Publication Date	1963
Book Condition	Very Good
Edition	First Edition
Inscription	Maurice Sendak

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1963 Where the Wild Things Are going forward.

#WILDTHING | $18K

COMPARABLE ASSET VALUE



ASSET VALUE **+241.2%**

TRANSACTIONS **6**

“The adventure that has inspired generations of children to let out their inner monsters, showing how imagination allows for an escape from life’s doldrums.”

TIME

TIME MAGAZINE

November 2019

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#WILDTHING

WHERE THE WILD THINGS ARE (INSCRIBED, 1ST ED.)

"Where the Wild Things Are" by Maurice Sendak has become a cornerstone of American children's literature. Both Time Magazine and NPR included it on their lists of the top children's books of all time and as of 2008, the surrealist tale has sold over 19 million copies. The New York Times wrote that Sendak is "widely considered the most important children's book artist of the 20th century." #WILDTHING is a 1st Edition Inscribed copy of Where the Wild Things Are with an original illustration of "Wild Thing." Just four comparable copies have come up for auction in the 21st century.

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For Jonathan Ward –
hi!
Sept '71

#WILDTHING | *Visuals*

#WILDTHING features an original drawing of “Wild Thing” saying “hi!”

LAUNCH GALLERY ›

#WILDTHING | *Timeline*

Jun. 1928 — Maurice Sendak is born in Brooklyn to a lower-class family.

Jul. 1948 — Sendak begins working at F.A.O. Schwartz building window displays. Through a connection at this job, Sendak is introduced to the editor of children's books at Harper & Row.

Jan. 1954 — Sendak illustrates his first children's book, "The Wonderful Farm" by Marcel Aymé.

Apr. 1963 — "Where the Wild Things Are" is published. Written and illustrated by Sendak, the book becomes his defining work. #WILDTHING is printed.